Exhibit 14.1

Code of business conduct and ethics for Directors and Principal and Executive Officers

Adopted by the Board of Directors of Sempra Energy in February 2004 and amended on May 14, 2021

Consistent with Sempra Energy’s “Do the right thing” value, ethical business conduct is a key element in maintaining Sempra Energy’s success. Our company’s reputation is built on the personal integrity and performance of each of us. We do not compromise on compliance with the law or our ethical business conduct standards in the pursuit of success. We will not tolerate unethical behavior.

I. Purpose and Applicability

This code sets forth written standards that are designed to deter wrongdoing and to promote:

•    Honest and ethical conduct.
•    Full, fair, accurate, timely and understandable disclosure in public communications.
•    Compliance with laws, rules and regulations.
•    Prompt internal reporting of violations of the code.
•    Accountability for adherence to the code.

This code applies to each member of the board of directors of Sempra Energy (each a “Director”), the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or Controller, or persons performing similar functions, of Sempra Energy, Southern California Gas Company and San Diego Gas & Electric Company (each a “Principal Officer”), as well as any other executive officer within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 of Sempra Energy (each an “Executive Officer, and together with Principal Officers, “Senior Officers”). It supplements Sempra Energy’s Corporate Governance Guidelines that are applicable to Directors and the Code of Business Conduct that is applicable to all employees of Sempra Energy and any subsidiary or other entity as to which Sempra Energy has majority ownership and control (collectively, “Sempra Energy Companies”). To the extent there is any inconsistency between this code and the Code of Business Conduct, the terms of this code shall control.

II. Encouraging Ethical Behavior

Directors and Senior Officers are expected to observe and to proactively promote high standards of integrity and ethical behavior in the conduct of the Sempra Energy Companies’ businesses. The Senior Officers should encourage all employees to talk to supervisors, managers or other appropriate company personnel when in doubt about the best course of action in a particular situation. They should also encourage all employees to report violations of laws, rules or regulations or other unethical conduct to appropriate company personnel. In addition, they should assure employees the company will not permit retaliation for reports that are made in good faith.

III. Standards of Conduct

3.1 Fair Dealing

Directors and Senior Officers should endeavor to deal fairly with Sempra Energy Companies’ customers, suppliers, competitors, employees and each other. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

3.2 Corporate Opportunities

Directors and Senior Officers owe a duty to advance the legitimate interests of the Sempra Energy Companies when the opportunity to do so arises. They are prohibited from:

•    Taking for their personal benefit opportunities that are discovered through the use of company property, information or position.
•    Using company property, information, or position for personal gain.
•    Competing with the Sempra Energy Companies.

3.3 Protection and Proper Use of Company Assets

Directors and Senior Officers should endeavor to protect the assets of the Sempra Energy Companies and to ensure their efficient use.

3.4 Confidentiality

Directors and Senior Officers should maintain the confidentiality of information entrusted to them by the Sempra Energy Companies or their respective customers, except where disclosure is authorized or legally mandated. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Sempra Energy Companies or their respective customers, if disclosed.

3.5 Compliance with Law, Rules and Regulations

Directors and Senior Officers should endeavor to comply and to cause the Sempra Energy Companies to comply with all applicable laws, rules and regulations relating to these companies. They are prohibited from buying or selling securities of the Sempra Energy Companies in violation of insider trading or other securities laws.

IV. Conflicts of Interest

4.1 Conflicts Generally

A “conflict of interest” occurs when a director’s or officer’s private interest interferes with the interests of the company they serve. A conflict arises when a director or officer takes actions or has interests that may make it difficult objectively and effectively to fulfill his or her obligations to that company. Conflicts also arise when a director or officer or a member of his or her family receives improper personal benefits as result of his or her position with the company he or she serves.

4.2 Avoiding Conflicts

Directors and Senior Officers should endeavor to avoid private interests that are likely to conflict or may give the appearance of conflicting with the interests of the Sempra Energy Companies. To the extent that conflicts cannot be avoided, Directors and Senior Officers should endeavor to resolve the conflicts in an appropriate manner.

4.3 Resolution of Conflicts

A Director should promptly disclose to the chair of the corporate governance committee any interest of the Director that gives rise or may reasonably be expected to give rise to a conflict or the appearance of a conflict of interests. If the conflict cannot reasonably be resolved to the satisfaction of the committee chair, the conflicted Director should recuse himself or herself from participating on any matter affected by the conflict. In the event of recurring significant conflicts or significant conflicts that cannot be reasonably resolved, the conflicted Director is expected and may be asked to tender a resignation. This would enable the board to consider the continued appropriateness of his or her board service.

Each Senior Officer who is not also a director of Sempra Energy should promptly disclose to Sempra Energy’s chief compliance officer, and each Senior Officer who is also a director of Sempra Energy should promptly disclose to the chair or another member of the Sempra Energy board of directors’ corporate governance committee, in each case any interest of such Senior Officer that gives rise or may reasonably be expected to give rise to a conflict or the appearance of a conflict of interest. The Senior Officer should be guided by the advice received to reasonably resolve the conflict.

V. Public Communications

Sempra Energy is committed to providing public information about the Sempra Energy Companies that is accurate, objective, fair, relevant, timely and understandable. The Principal Officers are responsible for designing and maintaining and for evaluating the effectiveness of controls and procedures that are generally intended to provide reasonable assurance that required Securities and Exchange Commission filings are timely filed and that these reports and other public communications do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

VI. Administration and Compliance

6.1 Generally

This code will be administered with respect to Directors by the Sempra Energy board of directors or its corporate governance committee. Except as provided below with respect to waivers, it will be administered with respect to the Senior Officers who are not also Directors by Sempra Energy’s chief compliance officer.

6.2 Code Violations

Violations of this code by a Director should be reported to the chair or another member of the Sempra Energy board of directors’ corporate governance committee and violations by any Senior Officer who is not also a Director should be reported to Sempra Energy’s chief compliance officer. The board of directors or such Senior Officer shall determine, or designate other appropriate persons to determine, remedial actions to be taken with respect to violations that are reasonably designed to deter further violations and promote accountability for adherence to this code.

6.3 Waivers

The waiver of any provision of this code may be granted only by the Sempra Energy board of directors or its corporate governance committee and any waiver in respect of a Director or Senior Officer of Sempra Energy will be promptly disclosed to shareholders.

6.4 Website Posting

This code will be posted on the Sempra Energy website and the company’s annual report on Form 10-K will report the posting and also state that a printed copy of the code will be provided to any shareholder who requests it.